Exhibit 99.1

POWERCOMM HOLDINGS INC. AND SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The following unaudited pro forma condensed consolidated balance sheet is based on the historical balance sheets of Powercomm Holdings, Inc (“Powercomm” or the “Company”) as of September 30, 2016 and Powercomm Construction, Inc. No pro forma statement of operations for the period ending December 31, 2015 or September 30, 2016 has been presented as the acquisition of the business of Powercomm Construction, Inc. by Powercomm Holdings Inc, as more fully described below, is being accounted for as a recapitalization of Powercomm Construction.

On November 15, 2016, PowerComm Holdings, Inc. entered into a stock-for-stock acquisition agreement (the “Acquisition Agreement”) with PowerComm Construction, Inc., a private company organized under the laws of the Commonwealth of Virginia (“PCC”). Under the Acquisition Agreement, the Company issued to Powercomm Construction, Inc. 200,000 shares of its common stock, valued at $0.0001 per share, in exchange for all of the issued and outstanding stock of Powercomm Construction, Inc. Mr. David Kwasnik, who is the sole officer, director and majority shareholder of the Company, was the sole shareholder of Powercomm Construction, Inc. prior to the acquisition.

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POWERCOMM HOLDINGS, INC AND SUBSIDIARY
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2016
(Unaudited)

	Historical
	Powercomm Construction, Inc.	Powercomm Holdings, Inc.	Pro Forma Adjustements		Powercomm Holdings, Inc Pro Forma Merger
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	9/30/2016	9/30/2016
ASSETS
Current assets:
Cash and cash equivalents	$52,511	—			$52,511
Accounts receivable, net	289,765	—			289,765
Prepaid expenses	107,836	—			107,836
Total current assets	450,112	—			450,112

Property and equipment, net	740,276	—			740,276
Total assets	$1,190,388	—			$1,190,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loan	$600,866	—	—		$600,866
Long-term debt, current	87,404	—	—		87,404
Accrued expense	169,705	11,000	—		180,705
Other current liabilities	8,280	—	—		8,280
Total current liabilities	866,255	11,000	—		877,255
Long-term debt	335,306	—	—		335,306
Total liabilities	1,201,561	11,000	—		1,212,561

Stockholders’ Equity:
Preferred stock	—
Common stock	—	2,050	20	(a)	2,070
Discount on common stock	—	(2,050)	—		(2,050)
Subscriptions received in advance	45,000	—	—		45,000
Additional paid in capital	500	1,058	(20	)(a)	1,538
Accumulated deficit	(56,673)	(12,058)	—		(68,731)

Total stockholders’ Equity	(11,173)	(11,000)	—		(22,173)

Total liabilities and stockholders’ Equity	$1,190,388	—	—		$1,190,388

See accompanying notes to unaudited pro forma condensed consolidated financial information.

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POWERCOMM HOLDINGS, INC AND SUBSIDIARY
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENT

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.

Historical financial information has been adjusted in the pro forma balance sheet to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma balance sheet are described in Note 2— Pro Forma Adjustments .

At the time of the merger, Powercomm Holdings, Inc. had no operations of its own and was a shell corporation. The issuance of the merger consideration resulted in principals of Powercomm Construction, Inc. obtaining more than 50% of the issued and outstanding common stock of the Company. The result of this is that in accordance with the accounting guidance on business combinations, the pro forma results included herein have therefore been prepared on the recapitalization basis of accounting. The recapitalization basis of accounting treats the historical financial statements of Powercomm Construction, Inc. as becoming those of the registrant and the historical financial statements of Powercomm Holdings Inc. no longer exist. The balance sheet of Powercomm Holdings Inc. is consolidated on a historical cost basis on the date of the merger and going forward the operations of the merged companies will be presented on a consolidated basis.

NOTE 2. PRO FORMA ADJUSTMENTS

On November 15, 2016, PowerComm Holdings Inc. entered into a stock-for-stock acquisition agreement with PowerComm Construction, Inc., a private company organized under the laws of the Commonwealth of Virginia (“PCC”). Under the Acquisition Agreement, the Company issued to Powercomm Construction, Inc. 200,000 shares of its common stock, valued at $0.001 per share, in exchange for all of the issued and outstanding stock of Powercomm Construction, Inc.

(a)	To record the issuance of 200,000 shares of Powercomm Holdings, Inc’s common stock for the acquisition of all issued and outstanding shares of common stock of Powercomm Construction, Inc. to arrive at common stock of $2,070 (20,700,000 shares with $0.0001 per value) and the decrease of additional paid-in capital in $20 as a result of the transaction.

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